UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 31, 2014

Tesla Motors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 31, 2014, Tesla Motors, Inc. (“Tesla”) entered into a material definitive agreement (the “Agreement”) with Panasonic Corporation (“Panasonic”) relating to the Gigafactory, a facility where Tesla intends to integrate battery cell and battery pack production in one location. Pursuant to the Agreement, Panasonic has committed to manufacture and supply lithium ion battery cells at the Gigafactory for use in Tesla products, and invest in the associated manufacturing equipment. Tesla has committed to prepare and provide the facilities required for Panasonic’s activities at the Gigafactory, and will assemble the cells and components from other suppliers into battery modules and packs at the Gigafactory. Further details of implementing the parties’ obligations will be set forth in additional agreements over the course of the Gigafactory development.

Tesla and Panasonic previously entered into a Supply Agreement in October 2011, which was subsequently amended in October 2013, for the supply of cells manufactured by Panasonic at its factories in Japan at long-term preferential prices through 2017 (the “Supply Agreement”). The Agreement further provides that the parties will amend the Supply Agreement to govern the purchases that Tesla will continue to make from Panasonic thereunder.

Panasonic is a stockholder of Tesla, having purchased $30.0 million of Tesla’s common stock in a private placement transaction that closed in November 2010.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Joint Press Release of Panasonic Corporation and Tesla Motors, Inc. dated July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja

Deepak Ahuja
Chief Financial Officer

Date: July 31, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint Press Release of Panasonic Corporation and Tesla Motors, Inc. dated July 31, 2014.